Exhibit 99.1

To Our Shareholders,

The Company achieved record first-quarter revenue of $434.8 million in 2025, marking the highest first quarter revenue in our history, surpassing the previous record set in the first quarter of 2024 by $30.0 million, or 7.4%. Our Residential/Commercial (R/C) segment saw a revenue increase of $16.3 million, or 10.0%, primarily driven by exceptional performance in our Commercial Landscape Services (CLS) operations, which experienced year-over-year revenue growth of 83.6%. The Utility segment also made a significant contribution, with a $13.8 million, or 5.7%, increase over the prior year. Eastern Utility operations, driven by continued storm work from the 2024 season, led the way with a 27% increase in quarterly revenue, and our Western Utility operations were not far behind with an increase of 21% over 2024 first quarter.
Despite strong revenue growth, profitability declined in Q1 2025, which, while disappointing, we had anticipated in our operating plan for the year. Income from operations decreased by $1.8 million, primarily due to inflationary pressure that increased labor, material and subcontracting costs. Delays in government funding created challenges for projects in our Resource Group operations and reduced consumer spending and a colder winter softened demand for our residential client tree care services in the quarter. In addition, we are closely assessing the impact of tariffs and geopolitical risks on our operations and supply chain. Overall, the Company is off to a good start in 2025, driven by the ingenuity of our people and demand for our services. Our focus for the remainder of 2025 will be to improve profitability through productivity improvements, disciplined expense management and aggressive pursuit of the weather-related recovery demands of our clients.
As part of our strategy to invest in our infrastructure in support of long-term growth objectives, the Company entered the first quarter of 2025 with a higher debt level compared to the previous year. As noted in prior communications, this increase reflects planned investments in our core infrastructure, including the continued construction of our SEED (Science, Employee Education and Development) Campus and the phased implementation of SAP S/4HANA®, both of which remain on track. These investments are crucial to strengthening our operational foundation, training, attracting talent and expanding our service capabilities.
Like many companies of our size, we manage a range of legal claims, particularly in areas such as workers’ compensation and auto liability. While we actively control and mitigate these exposures, rising settlement costs and broader litigation trends have led to higher overall claim expenses and are having an increasingly adverse impact on our financial results and cash flow. We continue to prioritize proactive strategies to reduce risk and strengthen our legal defenses, and our treasury, accounting, and operations teams work closely to manage cash flow, maintain strong liquidity, and prioritize capital allocation. We are confident that our financial position, including available cash flow and debt capacity, provides the flexibility needed to support these near-term investments while positioning the Company for continued growth.
I would like to extend my thanks to our field personnel, operating groups, and administrative teams for their continued hard work and dedication. As we celebrate 145 years as a company, our commitment to our employees, clients, and shareholders remains unwavering.

For additional information and news on the Company, please go to:
https://www.davey.com/shareholders
As always, we appreciate your continued support.

Patrick M. Covey
Chairman, President and Chief Executive Officer

	Three Months Ended
	March 29, 2025	March 30, 2024
Operating Statement Data:
Revenues	$434,836	$404,809
Costs and expenses:
Operating	295,932	280,779
Selling	81,353	69,976
General and administrative	40,600	38,491
Depreciation and amortization	18,568	16,408
Gain on sale of assets, net	(33)	(1,079)
(Loss) income from operations	(1,584)	234
Interest expense	(4,382)	(4,067)
Interest income	552	526
Other, net	(1,716)	(1,364)

Loss before income taxes	(7,130)	(4,671)
Income tax benefit	(3,872)	(2,396)
Net loss	$(3,258)	$(2,275)

Net loss per share:
Basic & Diluted	$(.08)	$(.05)

Weighted average shares outstanding:
Basic & Diluted	40,871	41,832

Dividends per share	$.025	$.025

Balance Sheet Data:	March 29, 2025	December 31, 2024
Cash and accounts receivable	$404,549	$414,548
Current:
Assets	524,435	538,953
Liabilities	290,689	322,481
Net working capital	$233,746	$216,472
Long-term debt	$378,044	$338,655
Other long-term liabilities	368,609	377,275
Total equity	361,158	369,140
Total assets	$1,398,500	$1,407,551
Common shares, net outstanding	40,655	40,474

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2024, and in our subsequent filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.